Exhibit 23.1

Consent of Elliott Davis Decosimo, LLC

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Independence Bancshares, Inc.
Greenville, South Carolina

We consent to the incorporation by reference in the Registration Statements on Form S-8 relating to the 2005 Stock Incentive Plan and the 2013 Equity Incentive Plan (File nos. 333-145095, 333-190839, and 333-190024) of Independence Bancshares, Inc., relating to our audits of the consolidated balance sheets of Independence Bancshares, Inc. and subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended, which appear in this Annual Report on Form 10-K of Independence Bancshares, Inc. for the year ended December 31, 2014.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina
April 15, 2015